Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT, effective as of February 1, 2016, between City Office Management Ltd. (the “Company”), and James Farrar (the “Executive”), recites and provides as follows:

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive to serve as the Chief Executive Officer of the Company; and

WHEREAS, the Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree as follows:

1. RECITALS. The above recitals are incorporated by reference herein and made a part hereof as set forth verbatim.

2. EMPLOYMENT. The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of the Company’s Chief Executive Officer to serve until the termination of the Executive’s employment as provided herein.

3. COMMENCEMENT. The Executive’s employment hereunder shall commence on February 1, 2016 (the “Effective Date”), and continue until the termination of the Executive’s employment as provided herein.

4. SERVICES. The Executive shall devote substantially all of the Executive’s business time, attention and effort to the Company’s affairs, including services to be provided by the Company to Second City Capital II Corporation and Second City Real Estate II Corporation under the Administrative Services Agreement dated February 1, 2016, between the Company and Second City Capital II Corporation and Second City Real Estate II Corporation (the “Services Agreement”). The Company further agrees that the Executive may engage in any civic and community activities that the Executive has disclosed to the Company’s Board of Directors (the “Board”) provided that such activities do not interfere with the performance of the Executive’s duties hereunder. The Executive shall have full authority and responsibility for formulating policies and administering the Company in all respects, subject to the general direction, approval and control of the Board. The Company agrees to nominate the Executive to be a member of the Board and any Executive Committee (or similar committee) of the Board. Notwithstanding the foregoing, the Company and the Executive agree that if the Services Agreement is not extended, the Executive may provide reasonable assistance to the parties to the Services Agreement for legacy assets, but not in the establishment of new funds or investments in new properties and only to the extent such activities do not materially interfere with the Executive’s employment obligations to the Company as determined by the Board.

5. COMPENSATION.

(a) Base Salary. Until the termination of the Executive’s employment as provided herein, the Company shall pay the Executive an annual Base Salary equal to Two Hundred Ninety-Five Thousand Dollars ($295,000). The Compensation Committee of the Board (the “Committee”) shall consult with the Executive at annual intervals and may increase the Executive’s annual Base Salary from time to time as the Committee deems to be appropriate. Such Base Salary shall be paid in accordance with the Company’s payroll schedule. Any increase in Base Salary shall not serve to limit or reduce any other obligations to the Executive under this Agreement.

(b) Annual Bonus. In addition to the Executive’s annual Base Salary, if, and as approved by, the Committee, in each calendar year until the termination of the Executive’s employment as provided herein, the Executive may have the opportunity to earn an annual performance bonus (“Annual Bonus”). The Annual Bonus shall be earned and payable based upon the achievement of performance goals that are established by the Board or the Committee, as the case may be, in its sole discretion. In the event an Annual Bonus is earned and payable pursuant to this Section 5(b), such bonus shall be paid to the Executive in a single cash payment no later than March 15 of the year after the year to which the bonus relates.

6. BENEFITS. The Company agrees to provide the Executive with the following benefits:

(a) Vacation. The Executive shall be entitled each calendar year to a vacation, during which time the Executive’ compensation shall be paid in full. The time allotted for such vacation shall be an aggregate of four (4) weeks. Subject to the minimum requirements of applicable employment standards laws, vacation time that is not used on or before December 31 each calendar year will be forfeited. In the year the Executive terminates employment, the Executive shall be entitled to receive a prorated paid vacation based upon the amount of time that the Executive has worked during the year of termination. In the event that in the year of termination the Executive has not taken all of the vacation time computed on a prorated basis, the Executive shall be paid, at the Executive’s regular rate of Base Salary, for unused vacation.

(b) Employee Benefits. Until the termination of the Executive’s employment as provided herein, the Executive (and the Executive’s spouse and dependents who satisfy the eligibility requirements) shall be eligible to participate in all Company employee benefit plans in which other executive level employees of the Company and/or the members of their families, as the case may be, are eligible to participate including, but not limited to, any health care, retirement, pension, profit-sharing, insurance, or other plans which may now be in effect or which may hereafter be adopted by the Company. The Company will adopt a long term disability benefit plan or obtain a long term disability insurance policy for the benefit of the Executive and the cost or premium of such plan or policy shall be paid by the Company. The Executive’s participation in and entitlement to any benefits under the plans referenced in this Agreement are subject to the terms of the formal plan documents which may be amended from time to time at the Company’s sole discretion; provided, however, that no plan amendment that adversely affects the Executive’s benefits, entitlements or rights under such plan and that does not apply to all executive level employees who participate in such plan shall be effective as to the Executive without his prior approval.

(c) Equity Plan Participation. The Executive shall be eligible to participate in any Company equity incentive plan providing for the grant of restricted stock units, options or other equity awards (the “Plan”) in effect while the Executive is employed by the Company and shall receive awards, in such amounts and subject to such terms, as determined by the Committee. The Company may amend the Plan from time to time at its sole discretion; provided, however, that without the Executive’s consent no Plan amendment shall adversely affect the Executive’s rights under any Plan award granted prior to the adoption of the Plan amendment.

(d) Professional Expenses. Until the Executive’s employment is terminated as provided herein, the Company agrees to reimburse the Executive for up to Seven Thousand Five Hundred Dollars ($7,500) each calendar year for reasonable professional expenses including professional designation annual dues, professional development course, etc. incurred by the Executive during such calendar year.

7. EXPENSES. The Company recognizes that the Executive will have to incur certain out-of-pocket expenses related to the Executive’s services and the Company’s business, and the Company agrees to promptly reimburse the Executive for all reasonable expenses necessarily incurred by the Executive in the performance of the Executive’s duties to the Company upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses. These expenses include, but are not limited to, travel, meals and entertainment. Expenses that are reimbursable to the Executive under this Section 7 shall be paid to the Executive in accordance with the Company’s expense reimbursement policy within 30 days after the Executive has submitted an expense reimbursement request to the Company’s accounting department but in no event later than March 15 following the calendar year in which the expense was incurred.

8. TERMINATION.

(a) Termination by Executive. The Executive may at any time terminate his employment upon giving two weeks’ prior written notice to the Company. Where the Executive gives written notice of termination under this Section 8(a), the Company may at its sole discretion terminate the Executive’s employment as set out under Section 8(c) of this Agreement.

(b) Termination by the Company. The Company, by action of the Board, may at any time terminate the Executive’s employment with Cause. Subject to the requirements of Section 9, the Company may at any time terminate the Executive’s employment at any time without Cause.

(c) Resignation of Offices. Except with the prior written consent of the Company, if the Executive’s employment terminates for any reason, the Executive will immediately resign all offices held (including directorships) in the Company or any subsidiary or affiliate of the Company and, save as provided in this Agreement, the Executive will not be entitled to receive any written notice of termination or payment in lieu of such notice, or to receive any severance pay or compensation for loss of office or otherwise, by reason of the resignation(s) referred to in this Section 8(c).

(d) Return of Records and Company Property. Upon the termination of the Executive’s employment, the Executive will return forthwith to the Company all confidential records, files, documents, equipment, software and any other property belonging to the Company or any of its subsidiaries or affiliates.

9. COMPENSATION UPON TERMINATION OF EMPLOYMENT.

(a) Termination Without Cause, Resignation With Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive upon a resignation with Good Reason, the Executive shall be entitled to receive, and the Company shall pay or provide the Executive, the Accrued Obligations and, in consideration of the Executive’s release and waiver of claims in accordance with Section 9(f), the compensation and benefits described in Section 9(a)(i), (ii), (iii) and (iv) below:

(i) A single cash payment equal to the Executive’s annual Base Salary as in effect on the date his employmentterminates.

(ii) A single cash payment equal to the product of (x) the Annual Bonus earned by the Executive for the fiscal year of the Company ended immediately before the Date of Termination and (y) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year that includes the Date of Termination and the denominator of which is 365.

(iii) If the Executive is entitled to elect continuation of coverage under the Company’s group health plan pursuant to applicable law (including but not limited to COBRA and/or applicable employment standards legislation), the Executive shall be provided continued coverage at the Company’s expense under any health insurance programs maintained by the Company in which the Executive participated at the time of his termination for twelve (12) months, or until, if earlier, the date the Executive obtains group health plan coverage under a group health plan maintained by a new employer. To the extent the benefits provided under the immediately preceding sentence are otherwise taxable to the Executive under the Code, such benefits, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (and the regulations and other guidance issued thereunder) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year; and

(iv) All outstanding awards granted to the Executive under the Plan (including restricted stock units, options and other awards) shall become fully vested and, in the case of options, exercisable in whole or in part, notwithstanding the terms of the Plan relating to the vesting of awards.

(b) Termination for Cause. If the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled to receive, and the Company shall pay or provide the Executive, the Accrued Obligations but shall not be entitled to receive any other compensation or benefits on and after the date of termination.

(c) Voluntary Termination by the Executive without Good Reason. If the Executive resigns, is unable to perform his employment obligations as a result of a Disability which cannot be reasonably accommodated in accordance with obligations under the British Columbia Human Rights Code or otherwise voluntarily terminates his employment (other than for Good Reason), the Executive shall be entitled to receive, and the Company shall pay or provide the Executive, the Accrued Obligations but shall not be entitled to receive any other compensation or benefits on and after the date of termination.

(d) Death. If the Executive dies before the termination of the Executive’s employment as provided herein, the Executive’s surviving spouse or if there is no surviving spouse, the Executive’s estate, shall be entitled to receive, and the Company shall pay or provide the Executive’s surviving spouse or if there is no surviving spouse, the Executive’s estate, the Accrued Obligations. In addition, if the administrator of the Executive’s estate provides a release and waiver of claims in a form reasonably prescribed by the Company, outstanding options, restricted stock units and other awards granted under the Plan shall become fully vested and, in the case of options, exercisable, in whole or in part, notwithstanding the terms of the Plan relating to the vesting of awards.

(e) Payment. Except as may be required under Section 13, the Company shall pay or provide the compensation and benefits to be paid or provided under this Section 9, other than the Accrued Obligations, within ten (10) days after the date that the Executive’s employment terminates or is terminated.

(f) Release and Waiver of Claims. It is agreed and understood that the payment of the Accrued Obligations and payment of any amount payable under Section 9 or 10, as applicable, shall constitute full and final satisfaction of any claim, right or entitlement which the Executive might have arising from or related to the termination of the Executive’s employment and this Agreement, whether pursuant to statute, contract, tort, common law or otherwise.

10. EFFECT OF CHANGE IN CORPORATE CONTROL

(a) Accelerated Vesting of Awards. In the event of a Change in Corporate Control, all outstanding awards granted to the Executive under the Plan (including restricted stock units, options and other awards) in effect shall become fully vested and, in the case of options, exercisable in whole or in part, notwithstanding the terms of the Plan relating to the vesting of awards.

(b) Severance Payment. If the Executive resigns with Good Reason within twelve (12) months after a Change in Corporate Control the Executive shall be entitled to receive (without duplication) the Accrued Obligations, and, in consideration of the Executive’s release and waiver of claims in accordance with Section 9(f), then in lieu of the benefits described in Sections 9(a)(i), (ii), (iii) and (iv), the Executive shall be entitled to receive (i) a single cash payment equal to the sum of (x) two times the Executive annual Base Salary, as in effect at the time of the Change in Corporate Control, plus (y) two times the average annual cash bonuses paid to the Executive for the prior two fiscal years of the Company ending prior to the Change in Corporate Control, if any; and (ii) if the Executive is entitled to elect continuation coverage under the Company’s group health plan pursuant to applicable law (including but not limited to COBRA and/or applicable employment standards legislation), the Executive shall be provided continued coverage, at the Company’s expense, under any group health plan maintained by the Company in which the Executive participated at the time of his termination, which coverage shall be continued for twelve (12) months or until, if earlier, the date the Executive obtains coverage under a group health plan maintained by a new employer. To the extent the group health benefits provided under the immediately preceding sentence are otherwise taxable to the Executive under the Code, such benefits, for purposes of Section 409A of the Code (and the regulations and other guidance issued thereunder) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(c) Except as may be required under Section 13 or under applicable law, the compensation and benefits to be paid or provided under this Section 10, other than the Accrued Obligations, shall be paid within ten (10) days after the effective date of the Executive’s resignation.

11. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following definitions:

(a) “Accrued Obligations” means the benefits or amounts described in the following subsections (i) and (ii):

(i) Any Base Salary accrued through, but unpaid as of, the date of termination; any Annual Bonus earned with respect to fiscal years or other periods ending before the date of termination but that remain unpaid as of the date of termination, payment for unused vacation time as provided in Section 6(a), and payment for any expenses that are reimbursable as provided in Section 7 that remain unpaid as of the date of termination. The amount payable pursuant to the preceding sentence shall be paid in a single cash payment within the time period prescribed by applicable law but in all events within sixty (60) days after the date of termination.

(ii) Any benefits due the Executive under the terms of any employee benefit plan, including any deferred compensation and incentive plans and the long term disability plan or insurance policy established or obtained under Section 6(b), maintained by the Company and in which the Executive participates and such benefits shall be paid in accordance with the terms of the applicable employee benefit plan. Except as provided in Section 9 or 10, the Executive’s rights with respect to any Plan awards shall be determined in accordance with the terms of the Plan and the agreements evidencing such awards.

(b) “Cause” means that (i) the engagement by the Executive in any act of fraud, dishonesty, theft, or misappropriation or embezzlement of funds with respect to the Company or an affiliate of the Company; (ii) the conviction of, or the entry of a plea of guilty or no contest by the Executive with respect to a criminal charge that could be expected to have a material impact on the performance of the Executive’s duties or the Company’s reputation or operations; (iii) the material breach by the Executive of his obligations under this Agreement, including without limitation, breach of the covenants set forth in Section 15 or the refusal by the Executive to perform the job duties consistent with the Executive’s position as directed by the Board, which the Executive failed to sure within thirty (30) days after receiving written notice from the Board specifying the alleged breach; (iv) the violation of the Executive of any material duty or obligation to the Company or any direction or any rule or regulation reasonably established by the Board which the Executive failed to cure within thirty (30) days after receiving written notice from the Board specifying the alleged violation; or (v) the insubordination or the commission by the Executive of misconduct in the performance of, or the neglect of, the Executive’s duties which the Executive failed to cure within thirty (30) days after receiving written notice from the Board specifying the alleged insubordination, misconduct or neglect.

(c) “Change in Corporate Control” means any of the following events:

(i) The acquisition in one or more transactions, including any merger or consolidation, of more than sixty six and two thirds (66.67%) of the Company’s outstanding Common Shares (or the equivalent in voting power of any class or classes of securities of the Company entitled to vote in elections of trustees) by any company, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended);

(ii) Any transfer or sale of substantially all of the assets of the Company, or any merger or consolidation of the Company into or with another Company in which the Company is not the surviving entity; or

(iii) During any period of 24 consecutive months ending after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company ceasing for any reason to constitute at least a majority of the board of directors of the Company unless the appointment of the new directors is approved by a majority of the then board of directors.

Provided, however, that no event shall constitute a Change in Corporate Control unless such event is also a “change in ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with Section 409A of the Code, and the regulations and guidance issued thereunder.

(d) “COBRA” means continued group health plan coverage under Section 4980B of the Code.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Disability” means that the Executive has been unable to perform his duties, with reasonable accommodation, for at least ninety (90) days on account of an injury or a physical or mental illness and in the opinion of a physician acceptable to the Board, such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period.

(g) “Good Reason” means, without the Executive’s prior consent, any of the following:

(i) the Company materially breaches the terms of this Agreement or a direction from the Board that the Executive act or refrain from acting which, in either case, would be unlawful or contrary to a material and written Company policy; provided, however, that notwithstanding the foregoing, the Executive’s resignation shall not be with Good Reason unless the Executive has notified the Company within the first ninety (90) days following the initial date of such event occurring that the Executive asserts constitute Good Reason under this clause (i), and the Company has failed to cure within thirty (30) days following its receipt of such notice from the Executive; and provided further that the Executive resigns within thirty (30) days following the end of the cure period;

(ii) the Executive is assigned to a position other than Chief Executive Officer (other than for Cause or by reason of his Disability) or assigned duties materially inconsistent with such position if either such change in assignment constitutes a material diminution in the Executive’s authority, duties or responsibilities;

(iii) the Executive is directed to report to anyone other than the Board if such change in reporting duties constitutes a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report;

(iv) a material reduction of the Executive’s Base Salary or Annual Bonus opportunity;

(v) a requirement that the Executive relocate the Executive’s employment more than fifty (50) miles from the Executive’s then-current location of employment;

(vi) a determination by the Executive made in good faith that, as a result of a change in his position with the Company or the power, authority, functions, duties or reporting responsibilities of the Executive as a result of, or within 12 months after, the occurrence of a Change of Corporate Control, the Executive is unable to carry out the power, authority, functions, duties or reporting responsibilities as carried on by the Executive within a reasonable period prior to the completion of the Change in Control.

(h) “Separation from Service” has the same meaning as such term is defined under Treasury Regulation §1.409A-1(h).

(i) “Specified Employee” has the same meaning as such term is defined under Treasury Regulation §1.409A-1(i).

12. CODE SECTION 280G. This Section 12 applies if either the Executive or the Company is subject to the Code. The benefits that the Executive may be entitled to receive under this Agreement and other benefits that the Executive is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as “Payments”), may constitute Parachute Payments that are subject to Sections 280G and 4999 of the Code. As provided in this Section 12, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow the Executive to receive a greater Net After Tax Amount than the Executive would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Executive without subjecting the Executive to tax under Section 4999 of the Code (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Executive will receive the total Parachute Payments or the Capped Payments, whichever provides the Executive with the higher Net After Tax Amount. If the Executive will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Agreement or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any benefits under this Agreement or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant). The Accounting Firm will notify the Executive and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Executive and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Section 12, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed under this Section 12 (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 12 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made except to the extent permitted by applicable law and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

For purposes of this Section 12, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Change in Control. For purposes of this Section 12, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Sections 1, 3101(b) and 4999 of the Code and any State or local income taxes applicable to the Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 12, the term “Parachute Payment” means a payment that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations promulgated or proposed thereunder.

13. CODE SECTION 409A. This Section 13 applies if the Executive is subject to taxation under the Code. This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board and without requiring the Executive’s consent, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 13, the Board shall modify this Agreement in the least restrictive manner necessary and without reducing any payment or benefit due under this Agreement. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year after the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

If a payment obligation under this Agreement arises on account of a Change in Control or the Executive’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A- 1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only if the Change in Control constitutes a Control Change Event or after the Executive’s Separation from Service, as applicable; provided, however, that if the Executive is a Specified Employee, any such payment that is scheduled to be paid within six months after such Separation from Service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s Separation from Service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

14. TAX WITHHOLDING. All payments to be made under this Agreement shall be reduced by applicable income and employment tax withholdings.

15. COVENANTS OF THE EXECUTIVE.

(a) General Covenants of the Executive. The Executive acknowledges that on the Effective Date the principal business of the Company is acquiring, owning and operating Suitable Properties. The Executive further acknowledges that the Board may authorize or direct the Company to engage in other business endeavors (“New Business”). “Suitable Properties” are defined as (x) developed commercial real estate properties (i) where at least eighty-five percent (85%) of the net rentable area is allocated for office use, (ii) that have leases in place for at least eighty-five percent (85%) of the net rentable area of the building, and (iii) with leases that have, in the aggregate, a weighted average (based on square footage) of at least three years remaining at the time of acquisition or (y) any underdeveloped or unimproved real property that is contiguous to a property owned by the Company. The acquisition, ownership and operation of Suitable Properties and any New Business are collectively referred to as the “Business”. The Executive also acknowledges that (i) the Company knows of a limited number of persons who have developed the Business; (ii) the Business is, in part, national in scope; (iii) the Executive’s work for the Company and its subsidiaries has given and will continue to give the Executive access to the confidential affairs, proprietary information and trade secrets of the Company; (iv) the covenants and agreements of the Executive contained in this Section 15 are essential to the business and goodwill of the Company; and (v) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 15.

(b) Covenants Against Competition. The covenant against competition herein described shall apply until the termination of the Executive’s employment as provided herein and until the earlier of (i) six months after such termination or (ii) a Change in Corporate Control (the “Restriction Period”). During the Restriction Period the Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, in an executive, senior management, strategic or professional capacity, whether as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, that is similar to an engagement in an executive, senior management, strategic or professional capacity although otherwise named in any business or venture engaged in the Business; provided, however, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity which the Executive owned or managed or participated in the ownership or management of prior to the Effective Date, which ownership, management or participation has been disclosed to the Board; (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if

(A) such securities are traded on any national securities exchange or the

National Association of Securities Dealers, Inc. Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity; (iii) the Executive may own or participate in the ownership of the Second City private equity funds including Second City Capital Partners II, Limited Partnership, Second City Real Estate II, Limited Partnership, SC Principals Limited Partnership as well as their respective general partners, related companies and future Second City fund vehicle, which ownership, management or participation has been disclosed to the Board; and (iv) the Executive may, directly or indirectly, invest in commercial real estate or other assets so long as they are not Suitable Properties (as defined in Section 15(a)), and the Executive may own or participate in the ownership of Suitable Properties if such opportunity has been first provided to the Company and the Company has declined to acquire it in writing, providing that such ownership, management or participation has been disclosed to the Board. Further, the covenant against competition described herein shall not apply to the Executive with respect to any business or venture that competes with a New Business to the extent that the Executive’s actions or participation occurred before the Company became engaged in the New Business.

(c) Confidentiality. During and after the Executive’s employment with the Company and its affiliates, except in connection with the business and affairs of the Company and its affiliates: the Executive shall keep secret and retain in strictest confidence, and shall not use for the Executive’s benefit or the benefit of others, all confidential matters relating to the Business and the business of any of the Company’s affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company of any of its subsidiaries (or any predecessor of either) (the “Confidential Company Information”), including, without limitation, information with respect to the Business and any aspect thereof, profit or loss figures, and the Company’s or its affiliates’ (or any of their predecessors) properties, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive; (ii) is clearly obtainable in the public domain; (iii) was not acquired by the Executive in connection with the Executive’s employment or affiliation with the Company; (iv) was not acquired by the Executive from the Company or its representatives or from a third-party who has an agreement with the Company not to disclose such information; or (v) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

(d) Nonsolicitation. During the Restriction Period, the Executive shall not, without the Company’s prior-written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company on the Date of Termination or knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by the Company on the Date of Termination who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within six (6) months of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company is or was a lender, investor, customer, tenant or client of the Company or any of its affiliates (or any predecessor of either).

(e) Company Property. During and after the Executive’s employment with the Company and its affiliates, all memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive during his employment concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. Notwithstanding the above, the Executive’s contacts and contact data base shall not be the Company’s property.

(f) Nondisparagement. The Executive agrees that during and after the Executive’s employment with the Company and its affiliates the Executive shall refrain from publishing any oral or written statements about the Company or any of the Company’s directors, equity holders, members, shareholders, managers, officers, employees, consultants, agents or representatives that (i) are slanderous, libelous or defamatory or (ii) place the Company or any of its directors, managers, officers, employees, equity holders, consultants, agents or representatives in a false light before the public. The preceding sentence shall not be violated by

(i) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (ii) communications by the Executive to the Board or an officer of the Company that are made in the good faith performance of the Executive’s duties to the Company or any affiliate while the Executive is employed by the Company or an affiliate.

(g) Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by the Executive of any of the provisions of this section 15 (the “Covenants”) would result in irreparable injury and damage for which money damages, would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Covenants, the Company and its affiliates shall have the right and remedy to have the Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Covenants. Subject only to the minimum requirements under applicable employment standards legislation, the Company has the right not to make any payments that remain payable under Section 9 or 10 in the event of a material breach of any of the Covenants after receipt of notice thereof from the Company.

(h) Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement; and that the Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

(i) Duration and Scope of Covenants. If any court or other decision maker of competent jurisdiction determines that any of the Covenants, including, without or any part thereof are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(j) Enforceability of Restrictive Covenants; Jurisdictions. The Company and the Executive intend to and hereby consent to jurisdiction to enforce the Covenants upon the courts of any jurisdiction within the geographical scope of the Covenants. If the courts of any one or more of such jurisdictions hold the Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions, such Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

16. NOTICES. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or three (3) days following the date when deposited in the mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:	c/o City Office REIT, Inc.
1075 West Georgia, Suite 2600
Vancouver, B.C. V6 E3C9

To the Executive:

17. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

18. ARBITRATION. Any claim or controversy arising out of, or relating to, this Agreement or its breach or the Executive’s employment with the Company, other than a claim or controversy arising under Section 14, shall be referred to and finally resolved by arbitration as follows:

(a) Arbitration proceedings shall be commenced by the party desiring arbitration giving notice to the other party specifying the matter to be arbitrated and requesting an arbitration thereof. Such arbitration will be carried out under the Arbitration Act (British Columbia) as amended from time to time (or any statute that may be passed which has the effect of superseding such statute) by a single arbitrator agreed to by the parties. The place of arbitration will be Vancouver, British Columbia. If the parties are unable to agree upon an arbitrator within 10 days after delivery of such notice, either of them may make application to the court for appointment of an arbitrator. The parties acknowledge and agree that it is their intention that the arbitration will be conducted, and the determination of the arbitrator will be made and communicated in writing to the parties, as expeditiously as possible.

(b) In the event of the failure, refusal or inability of an arbitrator to act, or continue to act, a new arbitrator shall be appointed in his stead, which appointment shall be made in the same manner as hereinbefore provided.

(c) The decision of an arbitrator appointed as hereinbefore provided shall be final and binding upon the parties and not subject to appeal. Such arbitrator shall have access to all books and records relating to the matter in dispute and the parties will cooperate with such arbitrator and provide all information reasonably requested by such arbitrator.

(d) Judgment upon the award rendered may be entered in any court of competent jurisdiction. In the event one of the parties hereto requests an arbitration proceeding under this Agreement, such proceeding shall commence within 30 days from the date of such request. The prevailing party shall be entitled to reasonable attorney’s fees and costs.

19. APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the province of British Columbia.

20. NO SETOFF. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by a setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The provisions of this Section 20 do not affect or detract from the Company’s rights under Section 9(g), Section 15 or Section 24.

21. COSTS. The Company shall pay or reimburse the Executive up to Five Thousand Dollars ($5,000) for legal fees, expenses and other costs incurred by the Executive in connection with the negotiation and preparation of this Agreement. The Company and the Executive each will be responsible for all its or his legal fees, expenses and other costs involving the interpretation, enforcement or validity of this Agreement (including all legal fees, expenses and other costs in connection with any arbitration proceedings under this Agreement).

22. MITIGATION. Except as expressly provided for in this Agreement, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and the payments to be made to the Executive under Sections 9 or 10 shall not be offset reduced in any respect in the event that the Executive shall not pursue alternative employment following the termination of the Executive’s employment with the Company or by the amount of any compensation or other benefits provided to the Executive in any subsequent employment.

23. ASSIGNMENT. The Executive acknowledges that the Executive’s services are unique and personal. Accordingly, the Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations under this Agreement. The Executive’s rights and obligations under this Agreement shall insure to the benefit of and shall be binding upon the Executive’s successors and assigns.

24. RECOUPMENT. The Executive acknowledges and agrees that any incentive compensation, whether payable in cash or equity (but excluding amounts that vest or become payable solely on account of continued employment or service) that is payable under this Agreement or under any other agreement or any plan or arrangement, is subject to recoupment or repayment if such action is required under applicable law or the terms of any Company recoupment or “clawback” policy as in effect on the date that such compensation or benefit was paid.

25. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

26. UNITED STATES DOLLARS. All cash payments described herein or required to be paid under this Agreement are stated and payable in United States Dollars.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 1st day of February, 2016.

City Office Management Ltd.
By: City Office REIT, Inc.

By:	/s/ Mark Murski
Member of the Compensation Committee

James Farrar

/s/ James Farrar